Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of [●], 2020, is made by and between Shift4 Payments, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Jared Isaacman (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Executive is party to that certain Amended and Restated Executive Employment Agreement, dated April [•], 2016, with Shift4 Payments, LLC, the Company’s principal operating subsidiary (the “Prior Agreement”);

WHEREAS, it is the desire of the Company to assure itself of the services of Executive following the Effective Date (as defined below) and thereafter on the terms herein provided by entering into this Agreement; and

WHEREAS, it is the desire of Executive to provide services to the Company following the Effective Date and thereafter on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.    Employment.

(a)    General. Effective as of the first date hereafter on which the Company’s common stock is listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system, or such other date mutually agreed in writing between the Parties (such date, the “Effective Date”), the Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein.

(b)    Employment Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and end on the third (3rd) anniversary of the Effective Date, subject to earlier termination as provided in Section 3 below. The Term shall automatically renew for additional twelve (12) month periods unless no later than ninety (90) days prior to the end of the applicable Term either Party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3 below.

(c)    Positions. Executive shall serve as the Chief Executive Officer of the Company with such responsibilities, duties and authority normally associated with such position and as may from time to time be reasonably assigned to Executive by the Board, as defined below. Executive shall report directly to the Board. In addition, as soon as reasonably possible following the creation of three classes of directors pursuant to the Company’s amended and restated certificate of incorporation and amended and restated bylaws, the Board shall take such action as may be necessary to appoint or elect Executive to serve as a Class III member of the Board. Thereafter, during the Term, the Board shall nominate Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Executive shall use his reasonable best efforts to attend each regular meeting of the Board, and such other meetings for which there is reasonable prior notice, in person, except as may be otherwise agreed by the Board prior to such meeting. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Executive Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(d)    Duties. Executive shall devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company (which shall include service to its affiliates), except during any paid vacation or other excused absence periods. Executive shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Board (which the Board may grant or withhold in its sole and absolute discretion); provided that Executive shall be permitted to (i) act as a director of Draken International, Inc., member or manager of JDI Holdings, LLC, and an officer, director and shareholder of Rook Holdings, Inc.; (ii) have a direct and/or indirect ownership interest in non-competing companies and, to the extent any such companies are majority-owned by the Executive, serve as an officer and director of such companies; (iii) serve on the board of directors (or as an advisor) of any business corporation other than a competitor of the Company or where the Board reasonably determines there is an actual conflict of interest; (iv) serve on the board of directors of, or work for, any charitable, non-profit or community organization other than a competitor of the Company or where the Board reasonably determines there is an actual conflict of interest; or (v) pursue his personal financial and legal affairs, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder or violate any restrictive covenants applicable to Executive pursuant to any written agreement with the Company (including, without limitation, the restrictive covenants set forth in Section 5). Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”), provided that the terms of such Policies do not conflict with the terms of this Agreement, in which case this Agreement shall control.

(e)    Location. Executive shall perform his duties hereunder at the offices of the Company located in Allentown, PA, but from time to time Executive may be reasonably required to travel to other locations in the proper conduct of Executive’s responsibilities under this Agreement and may fulfil his duties when traveling for other reasons.

(f)    Termination of Prior Agreement. Effective as of the Effective Date, the Prior Agreement shall terminate and be of no further force and effect.

2.    Compensation and Related Matters.

(a)    Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $50,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment (the “Annual Base Salary”).

(b)    Annual Bonus. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be at the discretion of the Compensation Committee and the Board (with any appointees affiliated with Executive or Searchlight Capital Partners, L.P. abstaining), provided that the Compensation Committee and the Board shall meet at least annually to discuss the Annual Bonus. Such discussion shall include review of executive compensation comparables for similarly situated CEOs (whether presented to the Company by executive compensation specialists or otherwise) and giving consideration to Executive’s Annual Base Salary in comparison to the base salaries of such comparable CEOs.

(c)    Annual Equity Awards. During the Term, Executive will be eligible to participate in the Company’s equity incentive plans for executives and employees and receive annual equity awards thereunder, as determined at the discretion of the Compensation Committee and the Board (with any appointees affiliated with Executive or Searchlight Capital Partners, L.P. abstaining) and subject to the terms of the Company’s equity incentive plans and applicable award agreements by and between Executive and the Company, provided that the Compensation Committee and the Board shall meet at least annually to discuss the annual equity award. Such discussion shall include review of executive compensation comparables for similarly situated CEOs (whether presented to the Company by executive compensation specialists or otherwise) and giving consideration to Executive’s Annual Base Salary in comparison to the base salaries of such comparable CEOs. Equity awards shall be in the form of restricted stock awards not subject to time or performance-based vesting unless otherwise required by the Compensation Committee or the Board in their discretion.

(d)    Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time offer to provide to its executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit. During the Term, Executive shall also be entitled to benefits that are consistent with past practice, including a private car and driver, two leased automobiles and insurance for those automobiles, and life and health insurance policies.

(e)    Vacation; Holidays. During the Term, Executive shall be entitled to paid vacation per calendar year (pro-rated for partial years) in accordance with the Policies, but in any event not less than four (4) weeks of paid vacation per year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. In addition, the Company offers employees time off for standard Company holidays in accordance with the Policies.

(f)    Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy in effect from time to time. Business expense reimbursement shall include reimbursements that are consistent with past practice, including home office, cell phone and computer/laptop expenses. If Executive travels on a commercial airline, Executive will be entitled to travel first class or, if unavailable, business class.

(g)    Professional Expenses. During the Term, the Company shall reimburse Executive for legal, accounting, tax and other advisory fees and expenses reasonably incurred by Executive in connection with his employment by the Company and/or Executive’s ownership of equity in the Company or Shift4 Payments, LLC.

(h)    Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(i)    Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted under the organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (including advancement of fees and expenses) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company hereunder. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors. The foregoing obligations shall survive the termination of Executive’s employment with the Company, and shall be in addition to any other indemnification rights Executive is entitled to, under existing indemnification agreements or otherwise.

(j)    Attorney and other Professional Expenses. Upon the Executive’s submission of appropriate itemized proof and verification of reasonable and customary legal, tax and accounting fees incurred by Executive in obtaining legal, tax and accounting advice associated with the review, preparation, approval, and execution of this Agreement and the review of the IPO process, the Company shall reimburse Executive for all such legal, tax and accounting fees in an amount not to exceed $[    ], in accordance with the Company’s expense reimbursement policy following receipt of an invoice for legal, accounting and tax services from Executive and/or his advisors.

(k)    Enforcement of this Agreement. In the event of any suit or action to enforce or interpret any provision of this Agreement, each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses; provided that if a party obtains a judgement on the merits in such suit or action that substantially achieves in substance and amount the full remedy sought, then the other party shall reimburse the prevailing party for all reasonable and documented legal fees and expenses incurred by the prevailing party in connection with such suit or action.

3.    Termination.

(a)    Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)    Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)    Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)    Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include Executive’s termination as a result of the Company delivering a Notice of Non-Renewal.

(v)    Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

(vi)    Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include Executive’s termination as a result of Executive delivering a Notice of Non-Renewal.

(b)    Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i) above) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (as defined below). The failure by either party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

(c)    Termination Date. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company, which, if Executive’s employment is terminated as a result of Executive’s death, will be the date of Executive’s death, and otherwise shall be the date specified in a Notice of Termination. Except in the case of a termination pursuant to Sections 3(a)(i) and (iii) above, the Date of Termination shall be at least thirty (30) days following the date of the Notice of Termination; provided, however, that the Company may deliver a Notice of Termination to Executive that specifies any Date of Termination that occurs on or after the date of its Notice of Termination and, in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Notice of Termination and is prior to the Date of Termination specified in the Notice of Termination.

4.    Obligations upon a Termination of Employment.

(a)    Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) above, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any unpaid Annual Bonus earned by Executive for the year prior to the year in which the Date of Termination occurs, as determined by the Board in its good faith discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company but in no event later than March 15 of the year in which the Date of Termination occurs; (iii) any accrued but unpaid paid vacation owed to Executive pursuant to Section 2(e) above, if applicable; (iv) any expenses owed to Executive pursuant to Sections 2(f), (g), (j) or (k) above; and (v) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law or as specifically provided in a Company Arrangement, this Section 4 or otherwise in this Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b)    Executive’s Obligations upon Termination.

(i)    Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

(ii)    Return of Company Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

(c)    Continued Benefits Coverage upon a Termination. If Executive’s employment terminates pursuant to Section 3(a)(i) due to Executive’s death, Section 3(a)(ii) due to Executive’s Disability (as defined below), Section 3(a)(iv) due to the Company’s termination without Cause or Section 3(a)(v) due to Executive’s resignation with Good Reason, or at the end of the Term as a result of the Company delivering a Notice of Non-Renewal, then, subject to Executive’s continued compliance with Section 5 below, Executive shall receive, in addition to payments and benefits set forth in Section 4(a) above, unless the Executive earlier receives healthcare through an alternate employer, thirty-six (36) months of payments for Executive and his eligible dependents to continue coverage under Section 4980B of the Code and the regulations thereunder (as if Executive had remained employed by the Company and based on coverage as of immediately prior to the Date of Termination), or receive monthly reimbursement during such 36-month period for equivalent coverage, payable, less applicable withholdings and deductions, monthly.

(d)    Acceleration of Vesting upon a Change in Control. Notwithstanding anything to the contrary in any applicable Company equity plan or equity agreement upon the occurrence of a Change in Control, the vesting (and, if applicable, exercisability) shall be accelerated (and, if applicable, all restrictions and rights of repurchase on such awards shall lapse), effective as of immediately prior to the date of such Change in Control, with respect to 100% of Executive’s unvested equity awards, whether time-based and/or performance based, and any such vested awards subject to exercisability shall be exercisable by Executive up to the later of the outside exercise date set forth in such award and, if Executive’s employment has terminated, one hundred eighty (180) days following the Date of Termination, after which date any such vested awards that have not been exercised shall be forfeited.

(e)    No Requirement to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner and Executive shall continue to receive any payments or benefits to which he is entitled to under this Agreement regardless of whether he seeks or obtains subsequent employment. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(f)    Other Company Obligations.

(i)    Following termination of Executive’s employment and for so long as Executive holds equity in the Company or any of its subsidiaries, the Company will make its senior executives and other personnel as appropriate available to Executive on a reasonable basis in order to consult with Executive respect to (i) any post-termination issues and (ii) Executive’s equity holdings in the Company and/or its subsidiaries.

(ii)    Following termination of Executive’s employment and for so long as Executive holds equity in the Company or any of its subsidiaries, the Company will continue reimburse Executive[, for up to 36 months following termination,] for legal, accounting, tax and other advisory fees and expenses reasonably incurred by Executive in connection with his former employment and/or Executive’s ownership of equity in the Company and Shift4 Payments, LLC other than with respect to any dispute between Executive and the Company.

5.    Restrictive Covenants and Confidentiality.

(a)    The Executive hereby agrees that the Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity which is competitive with any material service or product offering that, as of the Date of Termination, the Company or any entity owned by the Company anywhere in the United States. For these purposes, “competitive” entities shall consist of businesses that are competitive with, or substantially similar to, the Company’s business as of the Date of Termination. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b)    The Executive hereby agrees that the Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, recruit or otherwise solicit or induce any suppliers or customers of the Company to terminate its arrangement with the Company, or otherwise change its relationship with the Company. For these purposes, a “customer” of the Company shall be all Persons that have actually used the Company’s services or purchased its products at any time prior to the expiration of the Restricted Period.

(c)    In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by the Executive of the provisions of this Section 5 shall toll the running of any time periods set forth in this Section 5 for the duration of any such breach or violation.

(d)    As used in this Section 5, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.

(e)    The Executive acknowledges that during his employment with the Company, the Executive had access to, received and had been entrusted with Confidential Information (as defined below), which is considered secret and/or proprietary and has great value to the Company and that except for the Executive’s engagement by the Company, the Executive would not otherwise have access to such Confidential Information. The Executive recognizes that all such Confidential Information is the property of the Company. Subject to Section 4(b), during and at all times after employment with the Company, the Executive shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except in the proper course and scope of the Executive’s duties or with the prior written consent of the Company. The Executive shall use his or her best efforts to prevent publication or disclosure of any Confidential Information and shall not, directly or indirectly, intentionally cause the Confidential Information to be used for the gain or benefit of any party outside of the Company or for the Executive’s personal gain or benefit outside the scope of the Executive’s engagement by the Company.

6.    Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements or other payments or benefits provided to Executive under this Agreement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.    Certain Definitions.

(a)    “Board” shall mean the Board of Directors of the Company or an authorized committee of the Board.

(b)    “Cause” shall mean a termination by the Company for one of the following reasons: (i) Executive’s fraud or embezzlement with respect to the Company; (ii) Executive’s breach of fiduciary duties to the Company; (iii) Executive’s willful and continuing failure to substantially perform his obligations under this Agreement after reasonable written notice detailing such failure and an opportunity to cure; (iv) Executive’s conviction or plea of nolo contendere or guilty in respect of a felony; or (vi) Executive’s willful or grossly negligent misconduct that has resulted in a material adverse effect on the property, business, or reputation of the Company.

(c)     “Change in Control” of the Company shall be deemed to have occurred in the event that: (i) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (ii) any Person or group of Persons, other than the Company, Executive or any of his affiliates, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 50% or more of the total voting power of all the then-outstanding voting securities of the Company.

(d)     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(e)    “Confidential Information” shall mean all information or material (i) that is developed by the Company or any of its affiliates, relates to the business, operations, employees, customers and/or clients of the Company or any of its affiliates and, if disclosed, could reasonably cause non-de minimis harm to the interests of the Company and/or its affiliates, or (ii) which is either (A) marked “Confidential Information”, “Proprietary Information” or with another similar marking, or (B) from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to the Company. Confidential Information may include, but is not limited to, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, ideas, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to the Company and its customers and/or producers or other suppliers’ identities, characteristics and agreements, financial information and projections, and employee files, in each case, whether disclosed or made available to Executive in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information that is (w) known by Executive as a result of Executive’s experience in the Company’s industry generally and not specific to the Company, (x) known to the public or becomes known to the public through no fault of Executive, (y) received by Executive on a non-confidential basis from a person that is not known to the Executive to be bound by an obligation of confidentiality to the Company or its affiliates, or (z) in Executive’s possession prior to receipt from the Company or its affiliates, as evidenced by Executive’s written records. Furthermore, nothing contained herein shall be deemed to prohibit any disclosure that is required by law or court order, provided that the Company is given reasonable prior notice and an opportunity to contest or minimize such disclosure.

(f)    “Disability” shall mean any physical or mental impairment that prevents Executive from being able to substantially perform his duties with or without a reasonable accommodation by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted, or can be expected to last, for not less than ninety (90) days (whether or not occurring consecutively) during any period of twelve (12) consecutive months, with such determination of whether Executive is subject to a Disability to be made in good faith by the Board after consultation with a physician, selected by the Board and approved by Executive (which approval shall not be unreasonably withheld), who has examined and diagnosed Executive; provided, however, that any leave of absence under the Family and Medical Leave Act or other medical leaves permitted by the Company to other employees generally shall be excluded from this definition.

(g)     “Good Reason” shall mean the occurrence of any of the following events or conditions without the Executive’s written consent: (i) a material diminution in the Executive’s authority, duties, responsibilities or reporting structure; (ii) a material diminution in the Executive’s annual base compensation opportunity (i.e., base salary and target bonus percentage); (iii) relocation of the Executive’s principal workplace with the Company by greater than twenty five (25) miles; or (iv) the Board (or any of its committees) does not nominate the Executive for election to the Board at the annual meeting of the Company’s stockholders, provided that in the case of (i), (ii), (iii) and (iv) above, if such event or condition is curable, (A) the Executive has provided the Company written notice at least ninety (90) days following the initial occurrence of any such event or condition, (B) the Company fails to cure such event within thirty (30) days thereafter; and (C) the Executive terminates his or her employment for Good Reason within thirty (30) days following the end of such cure period.

(h)    “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(i)    “Restricted Period” shall mean the period from the Effective Date through the twelve (12) month anniversary of the Date of Termination.

8.    Parachute Payments.

(a)    Notwithstanding any other provisions of this Agreement or any Company Arrangement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)    The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)    The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code, to make determinations regarding the application of this Section 8 (the “Independent Adviser”). The Independent Adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date on which Executive’s right to the Total Payments is triggered, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax) or the Company. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. Any good faith determinations of the Independent Adviser made hereunder shall be final, binding and conclusive upon the Company and Executive.

(d)    In the event it is later determined that to implement the objective and intent of this Section 8, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.

9.    Miscellaneous Provisions.

(a)    Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 of this Agreement will survive the termination of Executive’s employment and the termination of the Term.

(b)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of New York, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York located in Manhattan or the New York State Supreme Court for the County of New York, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum.

(c)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)    If to the Company, to the Board at the Company’s headquarters,

(ii)    If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii)    At any other address as any Party shall have specified by notice in writing to the other Party.

(e)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(f)    Entire Agreement. The terms of this Agreement, any indemnification agreement between the Company and Executive, and any equity award agreement between the Company and Executive are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation the Prior Agreement and any other prior employment agreement or offer letter between Executive and the Company; provided that the equity acceleration provisions in this Agreement shall supersede the provisions of any equity award agreement between the Company and Executive. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(j)    Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(k)    Section 409A.

(i)    General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(ii)    Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)    Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)    Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

10.    Acknowledgements.

Each party acknowledges that such party has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the other party hereto, other than those contained in writing herein, and has entered into this Agreement freely based on such party’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

SHIFT4 PAYMENTS, INC.

By:
Name:
Title:

EXECUTIVE

Jared Isaacman